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                 November 21, 2022

       Kate Kelly
       Deputy General Counsel and Corporate Secretary
       Meta Platforms, Inc.
       1601 Willow Road
       Menlo Park, California 94025

                                                        Re: Meta Platforms,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed November 15,
2022
                                                            File No. 333-268363

       Dear Kate Kelly:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Michael Kaplan